UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2012 (July 28, 2011)

AMERICAN PATRIOT FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Tennessee	000-50771	20-0307691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3095 East Andrew Johnson Highway, Greeneville, Tennessee	37745
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (423) 636-1555

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2011, the appointment of James Randal Hall as a member of the Board of Directors of American Patriot Financial Group, Inc., a Tennessee corporation (the “Company”) was approved by the Company’s regulators. Under Tennessee law, Mr. Hall’s term as a director of the Company will expire at the Company’s next Annual Meeting of Shareholders expected to be held in July 2012 (the “Annual Meeting”), and the Company expects the Board will nominate Mr. Hall for election to the Board at the Annual Meeting in the class of directors with a term to expire at the Company’s Annual Meeting of Shareholders to be held in 2014.

Mr. Hall has served as the Chief Executive Officer and President of the Company and American Patriot Bank, a wholly-owned subsidiary of the Company (the “Bank”), since June 2011. Prior to that time, he served as the Bank’s Senior Vice President – Senior Lender and Chief Credit Officer since August 2010. Before coming to the Bank, he served as Senior Vice President – Lending, Chief Lending Officer with Clayton Bank and Trust in Knoxville, Tennessee from May 2008 to August 2010 and Senior Vice President of Commercial Lending with Citizens Bank in Morristown, Tennessee from December 2001 to May 2008. The Board believes that Mr. Hall’s extensive banking experience and his experience managing the day to day operations of the Company’s business as the Company’s and the Bank’s Chief Executive Officer provide the Board with knowledge and insight into the Company’s operations and make him a valuable member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PATRIOT FINANCIAL GROUP, INC.

By:	/s/ T. Don Waddell
Name:	T. Don Waddell
Title:	Chief Financial Officer

Date:     April 25, 2012